EXHIBIT 12

COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
(in thousands)

                                                             Year Ended December 31,
                                            -----------------------------------------------------
                                              1997       1998       1999       2000       2001
                                            ---------  ---------  ---------  ---------  ---------
EARNINGS
   Pre-tax income ........................ $   1,576  $   6,361  $   7,798  $  23,816  $  48,980
   Add:  fixed charges....................     1,523      1,964      8,504     43,559     39,443
                                            ---------  ---------  ---------  ---------  ---------
Total earnings............................ $   3,099  $   8,325  $  16,302  $  67,375  $  88,423
                                            =========  =========  =========  =========  =========

FIXED CHARGES
   Interest expense....................... $     428  $     777  $   6,195  $  39,785  $  35,417
   Rent expense included in fixed charges.     1,095      1,169      2,309      3,774      4,026
                                            ---------  ---------  ---------  ---------  ---------
Total fixed charges....................... $   1,523  $   1,946  $   8,504  $  43,559  $  39,443
                                            =========  =========  =========  =========  =========

RATIO OF EARNINGS TO FIXED CHARGES........       2.0        4.3        1.9        1.5        2.2